                            Exhibit 2

                  AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of June 18, 1996, among Versus Technology, Inc., a Delaware corporation (the "Acquiror"), Interact Incorporated, a Michigan corporation and a wholly-owned subsidiary of Acquiror ("MergerCo"), and Olmsted Engineering Co., a Michigan corporation ("Olmsted").

     The Boards of Directors of Acquiror, MergerCo and Olmsted, deeming the merger of the MergerCo into Olmsted (the "Merger") on the terms herein set forth to be desirable and in the best interests of their respective stockholders, have approved this Agreement and Plan of Merger (the "Agreement") and the Boards of Directors of MergerCo and Olmsted have directed that the Agreement and the Merger contemplated hereby be submitted to their respective stockholders for approval.

     Accordingly, in consideration of the premises and of the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                            ARTICLE 1

               MERGER OF OLMSTED INTO THE ACQUIROR

          1.1 The Merger.  At the Effective Time (as defined in
Section 1.2 hereof), subject to the terms and conditions of this Agreement and in accordance with the Business Corporation Act of the State of Michigan (the "Michigan Corporation Law") MergerCo shall be merged with and into Olmsted, the separate existence of MergerCo (except as may be continued by operation of law) shall cease, and Olmsted shall continue as the surviving corporation (the "Surviving Corporation") under its present corporate name.

          1.2 Effective Time of Merger. The Merger shall become effective at the time an appropriate Certificate of Merger with respect to the Merger is filed with the Department of Commerce of the State of Michigan in accordance with the Michigan Corporation Law. Such time is referred to herein as the "Effective Time."

          1.3 Certificate of Incorporation; By-Laws. The Certificate of Incorporation and By-Laws of MergerCo, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and By-Laws of the Surviving Corporation upon the Merger, except that, effective as of the Effective Time, such Certificate of Incorporation and By-Laws shall be amended to reflect that the name of the Surviving Corporation shall be Olmsted Engineering, Co.

          1.4 Directors and Officers. The Board of Directors of the Surviving Corporation shall be those persons who constitute the Board of Directors of MergerCo at the Effective Time. The principal officers of the Surviving Corporation shall be those persons who are the principal officers of MergerCo at the Effective Time. Each such director or officer shall hold office until such person's respective successor has been duly elected or appointed pursuant to the By-Laws of the Surviving Corporation and the Michigan Corporation Law.

          1.5 Taking of Necessary Action; Further Action. The Acquiror, MergerCo and Olmsted, respectively, shall take all such lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of MergerCo or Olmsted, the officers and directors of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, at the expense of the Surviving Corporation, all such lawful and necessary action.

                            ARTICLE 2

                CONVERSION AND EXCHANGE OF SHARES

          2.1 Conversion of Shares. Except with respect to Dissenting Shares (as described in Section 2.2 hereof), at the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, Olmsted or the holder of any of the following securities:

               (a) Each share of Common Stock, without par value, of Olmsted ("Olmsted Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Olmsted Common Stock to be cancelled pursuant to Section 2.1(d) hereof) shall be converted into and become a right to receive
3.13965 shares of Common Stock, $0.01 par value, of the Acquiror ("Acquiror Common Stock"), which shares are owned by MergerCo.

               (b) Each share of Preferred Stock, $100 par value per share of Olmsted ("Olmsted Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Preferred Stock to be cancelled pursuant to Section 2.1(d) hereof) shall be converted into and become a right to receive 200 shares of Acquiror Common Stock, which shares are owed by MergerCo.

               (c) Each share of Series A Preferred Stock, $100 par value of Olmsted ("Olmsted Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Series A Preferred Stock to be cancelled prior to
Section 2.1(d) hereof) shall be converted into and become a right

to receive 200 shares of Acquiror Common Stock, which shares shall be owned by MergerCo. (Olmsted Common Stock, Olmsted
Preferred Stock and Olmsted Series A Preferred Stock shall be referred to here as the "Olmsted Stock").

               (d) Each share of Olmsted Stock which immediately prior to the Effective Time is held in the treasury of Olmsted or owned by Acquiror or MergerCo shall be cancelled and retired and no payment shall be made with respect thereto.

               (e) Each share of Common Stock, no par value per share, of MergerCo issued and outstanding immediately prior to the Effective Time ("MergerCo Common Stock") shall be converted into and become one share of Common Stock, no par value per share, of the Surviving Corporation.

               (f) The shares of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected as a result of the Merger and shall remain outstanding.

          2.2 Dissenting Shareholders.

               (a) Shares of Olmsted Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who (i) have not voted for or consented to the Merger, (ii) have delivered a written demand for appraisal of such shares in accordance with applicable law, and (iii) have not withdrawn or otherwise effectively lost their rights to appraisal and payment under applicable law ("Dissenting Shares") shall not be treated as provided in Section 2.1 hereof, but shall be entitled to receive only such consideration as shall be determined pursuant to applicable law unless or until such right to appraisal and payment is withdrawn.

               (b) Olmsted shall give the Acquiror (i) prompt notice to any demands for appraisal for shares of Olmsted Stock and any other instruments served pursuant to applicable law received by Olmsted and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. Olmsted shall not, without the prior written consent of the Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

          2.3 Exchange of Certificates.

               (a) Promptly after the Effective Time, the
Acquiror (or its duly appointed agent) shall communicate with all holders of record of Olmsted Stock, informing them of the effectiveness of the Merger and directing them to surrender their certificates representing Olmsted Stock to the Acquiror (or its duly authorized agent) for cancellation and exchange. After the Effective Time, each holder of a certificate of Olmsted Stock (other than shares held by the Acquiror, MergerCo and

Dissenting Shares) shall cease to represent any rights in Olmsted other than the right to receive, upon the surrender described above, shares of Acquiror Common Stock. After the Effective Time there shall be no further registry of transfers on the records of Olmsted of shares of Olmsted Stock and, if a certificate representing such shares is presented to the Surviving Corporation, it shall be cancelled and exchanged for Acquiror Common Stock as herein provided.

               (b) Certificates for Olmsted Common Stock shall be exchanged in accordance with the ratios set forth in this Article. However, there shall be no obligation to issue fractional shares and no payments shall be made in lieu of fractions of shares. All certificates shall be rounded to the nearest whole share.

          2.4 Adjustment of Options. Olmsted presently has outstanding options to acquire 85,000 shares of Olmsted Common Stock for $2.00 a share, expiring December 1, 1996. After the effective date of the Merger, for each option to purchase one share of Olmsted Common Stock held, the option holder shall have the additional right to acquire 3.13965 shares of Versus Common Stock for $.637 a share of Versus Common Stock until December 1, 1996 in lieu of Olmsted Common Stock, rounded to the nearest whole share.

          2.5 Restricted Securities. All securities which shall be issued pursuant to this Article shall constitute "Restricted
Securities" within the meaning of Rule 144 and shall bear the following legend:


     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF VERSUS TECHNOLOGY, INC. (THE "COMPANY") THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (1) TO THE COMPANY (UPON REPURCHASE THEREOF OR OTHERWISE); (2) IF THIS SECURITY IS THEN ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A; (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, PROVIDED THAT ALL OF THE CONDITIONS OF REGULATION S FOR RESALES HAVE BEEN SATISFIED AND A CERTIFICATION OF THIS IS A FORM ACCEPTABLE TO THE

COMPANY HAS BEEN DELIVERED TO THE COMPANY; (4) PURSUANT TO RULE 144 (IF AVAILABLE) UNDER THE SECURITIES ACT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME; (5) IN RELIANCE ON ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND SUBJECT TO THE RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT; OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.




                            ARTICLE 3

                             CLOSING

          3.1 Closing. Acquiror, MergerCo and Olmsted regularly shall communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto. The exchange of documents contemplated by this Agreement in connection with the consummation of the Merger (the "Closing") shall take place at the offices of Rollert and MacNeal (i) as soon as practicable following the parties' determination that all conditions to their respective obligations hereunder (other than those requiring an exchange of documents at the Closing or the taking of other action at, or concurrently with, the Closing) have been fulfilled and (ii) in any event not later than September 1, 1996. The date on which the Closing occurs is referred to herein as the "Closing Date". At the Closing or as soon thereafter as practicable the parties shall cause the Merger to be consummated by filing with the Department of Commerce of the State of Michigan, a Certificate of Merger in such form as required by, and executed in accordance with, the Michigan Corporation Law.


                            ARTICLE 4

                   REPRESENTATIONS OF OLMSTED

          Olmsted hereby represents to its best knowledge and belief to Acquiror and MergerCo as follows:

          4.1 Organization and Good Standing. Olmsted is a corporation duly organized, validly existing and in good standing under the laws of the State of

Michigan and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Olmsted is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required. Olmsted has previously delivered to Acquiror complete and correct copies of its Certificate of Incorporation and all amendments thereto to the date hereof and its By-Laws as presently in effect.

          4.2 Subsidiaries. Olmsted has no subsidiaries, defined as any corporation in which Olmsted beneficially owns securities or interests representing 50% or more of (i) the aggregate equity or profit interests or (ii) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise.

          4.3 Capitalization. The authorized capital stock of Olmsted consists of: (i) 700,000 shares of Olmsted Common Stock, no par value per share, of which, as of the date hereof, 442,944 shares are issued and outstanding, (ii) 30,000 shares of Olmsted Preferred Stock, par value $100 per share, of which, as of the date hereof, 24,096 shares are issued and outstanding, (iii) 10,000 shares of Olmsted Series A Preferred Stock, par value $100 per share, of which, as of the date hereof, 1,500 shares are issued and outstanding, and (iv) options to acquire a total of 85,000 shares of Olmsted's Common Stock at $2.00 per share, expiring on December 1, 1996 (the "Option"). At the Closing, there will be no additional shares of Olmsted Stock issued and outstanding. All outstanding shares of Olmsted Stock have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or of any Federal or state securities law. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Olmsted or any securities convertible into, or other rights to acquire, any shares of capital stock of Olmsted or (ii) obligates Olmsted to grant, offer or enter into any of the foregoing or
(iii) relates to the voting or control of such capital stock, securities or rights, except as set forth on Schedule 4.3 hereto. Olmsted has not agreed to register any securities under the Securities Act of 1933, as amended (the "Securities Act").

          4.4 Authority, Approvals and Consents. Olmsted has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Olmsted and except for the approval of the holders of shares of Olmsted Stock referred to in
Section 8.3 hereof no other corporate proceedings on the part of Olmsted are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of,
Olmsted enforceable against Olmsted in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance of this Agreement by Olmsted and the consummation of the transactions contemplated hereby do not and will not

               (i) contravene any provisions of the Certificate of Incorporation or By-Laws of Olmsted;

               (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Olmsted Agreement (as defined in Section 4.15 hereof) or, except as set forth on Schedule 4.4 hereto, require any consent or waiver of any party to any Olmsted Agreement;

               (iii) result in the creation of any Security
Interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Olmsted;

               (iv) violate or conflict with any Legal
Requirements (as defined in Section 4.8 hereof) applicable to Olmsted or any of its businesses or properties; and

               (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or judicial authority, except in connection with or in compliance with Michigan Corporation Law, the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the securities or blue sky laws of the various states and the laws of certain foreign jurisdictions where Olmsted is qualified to transact business under which a filing may therefore be required in connection with the Merger and except as set forth in Schedule 4.4.

          4.5 Financial Statements. Olmsted previously has furnished to Acquiror true and complete copies of audited balance sheets and statements of operations as of the dates and for the year ended September 30, 1995, and unaudited financial statements for the six months ended March 31, 1996 and the year ended September 30, 1994, including in each case the notes and schedules thereto (the "Financial Statements"). Such Financial Statements fairly present the financial position of Olmsted as of the dates indicated and the results of operations or other information included therein of Olmsted for the respective periods or as of the respective dates therein set forth, subject, where appropriate, to normal year-end adjustments which are not material in amount or effect, in each case in accordance with generally

accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein).

          4.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.6 hereto, Olmsted has no liability or obligation of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise) including, without limitation, any unfunded obligation under employee benefit plans or arrangements, except for liabilities and obligations (i) reflected or reserved against in the Financial Statements (including any related notes and schedules)
(ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the date thereof which, individually and in the aggregate, do not have a Material Adverse Effect, (iii) under Olmsted Agreements (as defined in
Section 4.15 hereof) and (iv) of a type covered by paragraphs
(v), (vi) and (vii) of Section 4.15 hereof (and paragraphs (f),
(g) and (h) of Section 6.5 hereof with respect to transactions after the date hereof) and not prohibited thereby. Olmsted is not a party to any Olmsted Agreement, or subject to any charter or other corporate restriction or any Legal Requirement (as defined in Section 4.8), which has, or in the future can reasonably be expected to have, a Material Adverse Effect.

          4.7 Taxes. Olmsted has duly filed all federal, state, local and foreign tax returns, reports and declarations required to be filed and has paid, or made adequate provision for the payment of, all Taxes (as defined below) which are due pursuant to said returns or pursuant to any assessment received by Olmsted. As used herein, "Taxes" shall mean all taxes, fees, levies or other assessments, including but not limited to income, excise, property, sales, franchise, withholding, social security, and unemployment taxes imposed by the United States, any state, county, local or foreign government, or any subdivision or agency thereof, and any interest or penalties relating to such taxes, charges, fees, levies, or other assessments. Except to the extent reserves therefor are reflected on the Financial Statements, Olmsted is not liable, nor will it become liable, for any Taxes for any period commencing prior to September 30, 1995. Olmsted has not given or been requested to give any waiver of any statutes of limitations relating to the payment of Taxes.
Olmsted knows of no basis for a deficiency assessment for Taxes against Olmsted.

          4.8 Legal Matters. Except as set forth on Schedule 4.8 hereto, (i) there is no claim, action, suit, litigation, investigation, inquiry, review, or proceeding pending against, or threatened against or affecting Olmsted, any Olmsted Plan (as defined in Section 4.17) or any of their respective properties or rights before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial authority and (ii) Olmsted is not subject to any judgment, decree, writ, injunction or order of any governmental, administrative or judicial authority. The business of Olmsted is being conducted in compliance with all laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of all governmental, administrative or judicial authorities (collectively,
"Legal Requirements") applicable to Olmsted or any of its businesses or properties. Olmsted holds and is in compliance with all franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations (collectively, "Permits") required by all applicable Legal Requirements. Olmsted owns or holds all Permits material to the conduct of its business. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit. Olmsted
(i) has not received any notice asserting any noncompliance with any Legal Requirement or Permit, (ii) is not subject to any Legal Requirement or Permit which if enforced against or complied with by Olmsted would have a Material Adverse Effect, or (iii) has no knowledge of any Legal Requirement proposed or under consideration which, if effective, could have a Material Adverse Effect. No governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving Olmsted, any Olmsted Plan or any of their respective properties or rights.

          Schedule 4.8 contains a complete and accurate list of all written responses by attorneys to audit inquiries made in connection with the preparation or audit of the Financial
Statements.

          4.9 Property. (a) Set forth on Schedule 4.9 (a) hereto is a list of all interests in real property owned by or leased to Olmsted and of all options or other contracts to acquire any such interest, specifying the location of each such property and any improvements thereon ("Improvements"). Olmsted has good and marketable title to all such real properties, leases, Improvements, options and contracts and to all other properties reflected on the Financial Statements or acquired after the date thereof (other than properties and assets sold or otherwise disposed of after the date thereof in the ordinary course of business), and each such property is held free and clear of all leases, licenses and other rights of others to occupy or use same and all Security Interests, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, except those disclosed in the Financial Statements, none of which Security Interests has a material adverse effect on such property or its present or contemplated use in the business of Olmsted. Except as declared on Schedule 4.9(a), no financing statement under the Uniform Commercial Code with respect to any of the foregoing properties has been filed in any jurisdiction, and Olmsted has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. All Improvements and any machinery, equipment and other tangible personal property owned or used by or leased to Olmsted are in good operating condition and in good repair. Such tangible personal properties and all Improvements owned or leased by Olmsted conform in all respects with all applicable building, zoning, environmental and other land use laws, ordinances, rules and regulations and other Legal Requirements and such Improvements do not encroach in any respect on property of others. The present and contemplated use of such real property, Improvements and tangible property conforms in all respects with all

applicable building, zoning, environmental and other land use laws, ordinances, rules and regulations and other Legal Requirements and all necessary occupancy and other certificates and permits for the occupancy and lawful use thereof have been issued and are presently in full force and effect. All notices of violations of Legal Requirements issued by any state, county, municipal or local department having jurisdiction against or affecting any of such real property, Improvements or tangible property have been complied with. No use of such real property, Improvements or tangible personal property is dependent upon the continuance of a non-conforming use or a special permit or license. All real property and Improvements have access to such public roads including, but not limited to, those owned roads and driveways presently in use and such utilities and other services as are necessary for the present and contemplated uses thereof.

               (b) A list of all tangible personal properties (other than inventory) owned or leased by Olmsted has been delivered to Versus. Olmsted has good and marketable title to all such tangible personal properties, all such tangible personal properties will be held free and clear of all Security Interests at the time of Closing. All such tangible personal properties are in good and useable condition (reasonable wear and tear excepted). All such owned properties and assets are reflected on the Financial Statements (except for dispositions or acquisitions subsequent to the date thereof and prior to the Closing which are both in the ordinary course of business).

          4.10 Inventories. As Olmsted's business does not consist of the sale of goods, Olmsted has no significant inventories.

          4.11 Accounts Receivable. All accounts receivable reflected in the Financial Statements or arising since the date thereof are good and have been collected or are collectible, without resort to litigation or extraordinary collection activity, within 90 days of the Closing Date (subject to the reserve for bad debts reflected in the Financial Statements), and are subject to no defenses, set-offs or counterclaims other than normal cash discounts accrued in the ordinary course of business of Olmsted.

          4.12 Intellectual Property; Technology. Olmsted owns or has valid, binding and enforceable rights to use all patents, trademarks, trade names, service marks, service names, copyrights, applications therefor, and license or other rights in respect thereof ("Intellectual Property"), used or held for use in connection with the business of Olmsted, without any known conflict with the rights of others. Schedule 4.12 hereto contains a complete list of all Intellectual Property owned by or licensed to Olmsted, and any licenses or other agreements relating thereto and, except as indicated on such Schedule, all such Intellectual Property has been duly registered and filed in and issued by, the United States Patent and Trademark Office, states of the United States or the corresponding offices of other jurisdictions. Except as set forth on Schedule 4.12 hereto, Olmsted is the sole and exclusive owner of the patents,

copyrights and applications listed thereon and has the sole and exclusive right to use the trademarks and trade names listed thereon, in each case free and clear of any Security Interest and subject to no interference or other contest or proceeding. Olmsted has not received any notice from any other person pertaining to or challenging the right of Olmsted to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to Olmsted ("Technology"). Olmsted has not granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights, under, and no stockholder of Olmsted has any rights in or to, any of the Intellectual Property or Technology owned or used by or licensed to Olmsted except for licenses to use Olmsted software granted to its customers in the ordinary course of its business. No claims have been made by Olmsted of any violation or infringement by others of the rights of Olmsted with respect to any Intellectual Property or Technology of Olmsted, and Olmsted knows of no basis for the making of any such claim. Olmsted has not violated or infringed any Intellectual Property or Technology rights of others.

          4.13 Absence of Material Adverse Change; Conduct of Business. Since September 30, 1995, there has been no Material Adverse Effect and there is no condition, development or contingency of any kind existing or in prospect which, so far as reasonably can be foreseen at this time, may result in any Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.13 hereto, since September 30, 1995, there has not been, occurred or arisen:

               (i) any damage, destruction or loss to any asset of Olmsted (whether or not covered by insurance) that, individually or in the aggregate, could have a Material Adverse
Effect;

               (ii) any change in any accounting principle or method used for financial reporting purposes by Olmsted, except as expressly disclosed in the Financial Statements and concurred with by Olmsted's independent public accountants;

               (iii) any commitment, transaction or other action by Olmsted other than in the ordinary course of business and consistent with past practice;

               (iv) any amendment or other change to the Certificate of Incorporation and By-Laws of Olmsted, except for an increase in the authorized common stock from 500,000 shares to 700,000 shares;

               (v) any declaration, setting aside, or payment of any dividend or distribution (whether in cash, indebtedness, stock or property) in respect of capital stock of Olmsted, or any direct or indirect redemption, purchase, or other acquisition of shares of such capital stock or any split, combination or reclassification of such capital stock;

               (vi) any sale or other disposition of any right, title or interest in or to any assets or properties of Olmsted or any revenues derived therefrom having an aggregate value in excess of $50,000, except in the ordinary course of business;

               (vii) any general increase in any compensation or benefits payable to any class or group of employees of Olmsted, any increase in the compensation payable or to become payable by Olmsted to any of the individuals listed on Schedule 4.17 hereto (collectively, "Key Employees") or any bonus, service award, percentage compensation, or other benefit paid, granted or accrued to or for the benefit of any Key Employee, other than in accordance with a Olmsted Plan or Compensation Commitment expressly disclosed on Schedule 4.17 hereto as in effect on the date hereof;

               (viii) any borrowing by Olmsted except pursuant to loan agreements disclosed on Schedule 4.15 hereto as in effect on the date hereof or any net increase in indebtedness for borrowed money;

               (ix) any capital expenditures exceeding, in the aggregate, for Olmsted $50,000;

               (x) any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slow-downs or other labor disputes or disturbances or any material adverse change in its relations with employees;

               (xi) any grant of a Security Interest in any assets of Olmsted; or

               (xii) any authorization, approval, agreement or commitment to do any of the foregoing.

          4.14 Insurance. All of the properties and assets of Olmsted which are of an insurable character are insured against loss or damage by fire and other risks to the extent and in the manner customary for companies engaged in similar businesses or owning similar assets. Set forth on Schedule 4.14 hereto is a list of all policies for such insurance and of all insurance policies held by Olmsted insuring the title of the real property owned by Olmsted and Olmsted previously has furnished to Acquiror true and complete copies of all such policies. All such policies are in full force and effect and Olmsted has not received any notice of cancellation with respect thereto.

          4.15 Contracts; Etc. As used in this Agreement, the term "Olmsted Agreements" shall mean all mortgages, indenture notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments,

arrangements or understandings of any kind, whether written or oral, binding or non-binding (including all leases and other agreements referred to on Schedule 4.9 hereto) to which Olmsted is a party or by which Olmsted or any of its properties may be bound or affected. Set forth on Schedule 4.15 hereto is a complete and accurate list of (i) each Olmsted Agreement which is material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Olmsted and (ii) without regard to materiality, each of the following Olmsted Agreements:

               (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by Olmsted;

               (ii) any guaranty, direct or indirect, by Olmsted of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business;

               (iii) any Olmsted Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any of its assets;

               (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies;

               (v) any lease or similar arrangement for the use by Olmsted of personal property;

               (vi) any Olmsted Agreement to which any Insider
(as defined in Section 4.20 hereof) is a party;

               (vii) any Olmsted Agreement with a term in excess of one year or providing for aggregate payments in excess of $50,000;

               (viii) any Olmsted Agreement containing non-competition or other limitations restricting the conduct of the business of Olmsted;

               (ix) any partnership, joint venture or similar agreement.

True and complete copies of all written Olmsted Agreements referred to on Schedule 4.15 and Schedule 4.9 hereto have heretofore been delivered or made available to Acquiror, and Olmsted has provided Acquiror with accurate and complete written summaries of all such Olmsted Agreements which are unwritten. Neither Olmsted nor,

to the knowledge of Olmsted, any other party thereto is in breach of or default under any Olmsted Agreement, and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of, any Olmsted Agreement or result in the creation of any Security Interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Olmsted. There are no unresolved disputes involving Olmsted under any Olmsted Agreement, except as disclosed by Olmsted to Versus in the Schedules hereto.

          4.16 Labor Relations. Olmsted has paid or made provision for the payment of all salaries and accrued wages and has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees. There are no controversies pending or, to the knowledge of Olmsted, threatened between Olmsted and any labor union or other collective bargaining unit representing any of such employees. No union or other collective bargaining unit has been certified or recognized by Olmsted as representing any of its employees. Each employee of Olmsted who has access to Technology has executed a valid, binding and enforceable agreement to maintain such Technology in confidence.

          4.17 Employee Compensation.  (a) Set forth on Schedule
4.17 hereto is a true and complete list of:

               (i) each pension, profit-sharing, thrift, deferred compensation, stock ownership, stock purchase, stock option, performance, bonus, incentive, retirement, severance, welfare, hospitalization or other medical, disability, life or other insurance, or other employee benefit plan or arrangement of any kind, whether written or oral, binding or non-binding, which Olmsted maintains, has in effect or is required to make contributions to (collectively, "Olmsted Plans");

               (ii) each agreement, arrangement, commitment and understanding of any kind, whether written or oral, binding or non-binding, with any current or former officer, director, employee or consultant of Olmsted pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation any employment, deferred compensation, severance, termination and consulting agreements); and

               (iii) any other plan, agreement, arrangement, policy or understanding, whether written or oral, binding or non-binding, relating to any other compensation, remuneration or benefits of any nature whatsoever (including, without limitation, bonuses, incentives, vacation pay, holiday pay, insurance, severance or retirement), in which any officer, director or employee of Olmsted participates or has participated since September 30, 1995 (all of the foregoing in clauses (ii) and (iii) being referred to herein collectively as "Compensation Commitments").

True and complete copies of all written Olmsted Plans and Compensation Commitments referred to in Schedule 4.17 (including all documents governing obligations), have heretofore been delivered to Acquiror, and Olmsted has provided Acquiror with accurate and complete written summaries of all such Olmsted Plans and Compensation Commitments which are unwritten. Olmsted has not made any express commitment and has no formal plan, whether legally binding, or not, to create any additional Olmsted Plan or Compensation Commitment or to modify or change in any material respect any existing Olmsted Plan or Compensation Commitment, except as described on Schedule 4.17 hereto.

          (b) Olmsted maintains no "employee benefit pension plan" (as such term is defined in Section 3(2) of the Employee
Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder).

          4.18 Customers and Suppliers. Schedule 4.18 contains a true and complete list of (i) the names of, and the dollar volume and percentage of products or services purchased from, each of Olmsted's ten largest suppliers of products and services during the twelve months ended September 30, 1995 and (ii) the names of, and the dollar volume and percentage of sales to, each of Olmsted's ten largest customers of products and services during such period. Olmsted has not received notice from any such customer or supplier that it does not intend to continue business dealings with Olmsted.

          4.19 Disclosure. No document heretofore delivered to Acquiror contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Any proxy statement or information statement or other materials required in connection with Olmsted Stockholders Meeting (as defined in Section 6.1 hereof) (i) will not, at the time any such statement and/or material is mailed to Olmsted's Stockholders or at the time of Olmsted Stockholders' Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made with respect to any information to be supplied in writing by Acquiror specifically for inclusion in any such

statement) and (ii) will comply as to form in all material respects with the Michigan Corporation Law.

          4.20 Transactions with Insiders.  Set forth on Schedule
4.20 hereto is a complete and accurate list of (i) all Olmsted Agreements to which any Insider (as defined below) is a party which have not been set forth on Schedules 4.15 or 4.17 hereto and (ii) a complete and accurate description of all transactions between Olmsted or any Olmsted Plan, on one hand, and any Insider, on the other hand, that have occurred since September 30, 1995. For purposes of this Agreement,

               (w) the term "Insider" shall mean any stockholder, any director or officer of Olmsted, and any Affiliate, Associate or Relative of any of the foregoing persons,

               (x) an "Affiliate" of a specified person is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified,

               (y) the term "Associate" used to indicate a relationship with any person means (A) any corporation, partnership, joint venture or other entity of which such person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of (1) any class or type of equity securities or other profits interest or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise, and (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and

               (z) a "Relative" of a person shall mean such person's spouse, such person's parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such person.

          4.21 Brokers. Neither Olmsted, nor any director, officer or employee thereof has employed any broker or finder or has incurred or will incur any broker's finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

          4.22 Certain Understandings. Except as disclosed herein, Olmsted has no agreement, arrangement or understanding with any other person concerning the acquisition by any person of all or a significant portion of the stock or assets of Olmsted or the merger of Olmsted with or into any other person.

          4.23 Disclosure of All Material Facts. Olmsted has not omitted to state to Acquiror and MergerCo in the foregoing representations and warranties and

Schedules to this Agreement any material fact relating to Olmsted which is necessary in order to make the foregoing representations and warranties or other information given by or on behalf of Olmsted to Acquiror not misleading.



                            ARTICLE 5

               REPRESENTATIONS OF ACQUIROR AND MERGERCO


          Acquiror and MergerCo each hereby represents to its best knowledge and belief to Olmsted as follows:

          5.1 Corporate Status. Each of Acquiror and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the state of Michigan respectively.

          5.2 Capitalization of MergerCo. The authorized capital stock of MergerCo at the Effective time shall consist of 1,000 shares of Common Stock, no par value per share, all of which shares are validly issued and outstanding, fully paid and nonassessable and owned by Acquiror free and clear of all liens, claims and encumbrances.

          5.3 Authority; Conflicts. Each of Acquiror and MergerCo has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Acquiror and MergerCo and no other corporate proceedings on the part of Acquiror or MergerCo are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Acquiror or MergerCo, enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement by Acquiror and MergerCo and the consummation of the transactions contemplated hereby do not and will not

               (i) contravene any provisions of the Certificate of Incorporation or By-Laws of Acquiror or MergerCo;

               (ii) violate or conflict with any Legal
Requirements applicable to Acquiror or any subsidiary of Acquiror or any of their respective businesses or properties; or

               (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states and the laws of certain foreign jurisdictions under which a filing may be required in connection with the Merger.

          5.4 Brokers. Neither Acquiror nor MergerCo nor any director, officer, or employee thereof has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.


                            ARTICLE 6

                            COVENANTS

          6.1 Olmsted Stockholders' Meeting. Between the date hereof and the Closing, Olmsted shall, in accordance with applicable requirements of its Certificate of Incorporation and By-Laws solely for shareholder approval take such corporate action as shall be necessary for the purpose of this Agreement in accordance with the Michigan Corporation Law.

          6.2 MergerCo Written Consent. Between the date hereof and the Closing, MergerCo shall, in accordance with the Michigan Corporation Law and its Certificate of Incorporation and By-Laws, call for approval by unanimous written consent of the stockholders of MergerCo, at the earliest practicable date, of this Agreement in accordance with the Michigan Corporation Law and in connection therewith, Acquiror shall vote its shares of MergerCo Common Stock to approve the Agreement.

          6.3 Access; Confidentiality. Between the date hereof and the Closing Date, Olmsted will (i) provide, to the officers and other authorized representatives of Acquiror, full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of Olmsted, and will cause its officers to furnish to Acquiror and its authorized representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of Olmsted and (ii) make available for inspection and copying by the Acquiror true and complete copies of any documents relating to the

foregoing. Acquiror will hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process, after notice and a reasonable opportunity to contest such compliance has been given to Olmsted) all Confidential Information (as defined below) and will not disclose the same to any third party except as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of Acquiror. If this Agreement is terminated, such confidence shall be maintained and Acquiror will promptly return to Olmsted, upon reasonable request, all Confidential Information furnished by Olmsted. It is understood that Acquiror shall be deemed to have satisfied its obligations to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information, but in no event less than reasonable care. As used herein, "Confidential Information" shall mean all information concerning Olmsted obtained by Acquiror from Olmsted in connection with the transactions contemplated by this Agreement except information,
(w) already in the Acquiror's possession before disclosure by Olmsted, (x) ascertainable or obtained from public information,
(y) received from a third party not employed by or otherwise affiliated with Olmsted, or (z) which is or becomes known to the public, other than through a breach of this Agreement.

          6.4 Furnishing Information; Announcements. Olmsted will, as soon as practicable after reasonable request therefor, furnish to Acquiror all the information concerning Olmsted required for inclusion in any statement or application made by Acquiror to any governmental or regulatory body in connection with the transactions contemplated by this Agreement. Olmsted shall not issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of Acquiror.

          6.5 Conduct of Business of Olmsted Prior to the
Effective Time. Except with prior knowledge and consent of the board of directors of the Acquiror, Olmsted agrees that on and after the date hereof and prior to the Effective Time:

               (a) The business of Olmsted shall be conducted only in the ordinary course of business and consistent with past practice;

               (b) No change shall be made in the Certificate of Incorporation or By-Laws, as amended, of Olmsted;

               (c) Olmsted shall not (i) issue, grant or sell any shares of its capital stock or (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Olmsted, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this paragraph (c), or (iv) make any other changes in its equity capital structure except for the issuance of shares of Common Stock upon exercise

of Options, in each case which are outstanding prior to the execution and delivery of this Agreement and pursuant to the present terms thereof;

               (d) No dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of any shares of its capital stock, nor shall Olmsted, directly or indirectly, purchase, acquire or redeem or split, combine or reclassify any shares of the capital stock of Olmsted;

               (e) Olmsted shall not, directly or indirectly
(including through its directors, officers, employees or agents):

                    (i) solicit, initiate or participate in
discussions concerning or encourage (including by way of furnishing any non-public information concerning Olmsted) any Acquisition Proposal as defined below;

                    (ii) enter into any agreement or statement of intent regarding any Acquisition Proposal; or

                    (iii) otherwise approve or recommend any Acquisition Proposal.

Olmsted will notify Acquiror promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Olmsted and the terms thereof. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or inquiry received by Olmsted for a merger or other business combination involving Olmsted or for the acquisition of, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Olmsted, other than the transaction contemplated hereby.

          (f) Olmsted shall not make any capital expenditures (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto, except (i) to the extent of the total dollar amounts and, to the extent indicated therein, at the times set forth in Olmsted's current capital expenditure budget and which has been previously furnished to Acquiror, (ii) such additional capital expenditures, appropriations and commitments up to $50,000 as Olmsted may deem appropriate, and (iii) such additional capital expenditures, appropriations or commitments as Olmsted and Acquiror mutually may agree upon;

          (g) Olmsted shall not:

               (i) incur or assume any indebtedness for money borrowed other than indebtedness under revolving credit agreements to which Olmsted

was a party as of September 30, 1995 (and which have not been amended since such date) in an aggregate amount not in excess of the amount of any reductions in such indebtedness made after the date hereof;

               (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than short-term investments in the ordinary course of business in obligations of the United States of America for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or certificates of deposit issued by a commercial bank or banks having at least $50,000,000 in undivided capital and surplus;

               (iii) pay, discharge or satisfy claims,
liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) which involve payments or commitments to make payments exceeding $50,000 in the aggregate, other than (A) liabilities or obligations incurred in the ordinary course of business and consistent with past practice and (B) the payment or discharge of obligations as contemplated by this Agreement.

               (iv) guarantee any indebtedness for money borrowed or guarantee any other obligation of any person or entity, in any case;

               (v) sell, lease, mortgage, encumber or otherwise dispose of or grant any interest in any of its assets or properties, except for sales or other dispositions of goods in the ordinary course of business;

               (vi)  repurchase any shares of Olmsted Stock; or

               (vii) enter into any transaction or series of related transactions, whether or not in the ordinary course of business, involving total payments to or by Olmsted of, or involving the acquisition or disposition by Olmsted of property, assets or rights having a value of $50,000 or more.

Notwithstanding the foregoing, nothing in this subsection (g) shall prevent the endorsement of negotiable instruments in the ordinary course of business.

          (h) Olmsted will not (i) approve or put into effect any general increase in any compensation or benefits payable to any class or group of employees of Olmsted, (ii) grant to any Key Employee any increase in compensation, remuneration or benefits of any nature whatsoever, (iii) enter into any Compensation Commitment with any Key Employee or (iv) pay any bonus or other special compensation to any Key Employee

(except pursuant to any Olmsted Plan or Compensation Commitment disclosed on Schedule 4.17 hereto);

          (i) Olmsted will use its best efforts to preserve its business organization intact, to keep available to itself (including following the Closing) the goodwill of its suppliers, customers and others with whom business relationships exist; provided that nothing in this clause (i) shall permit Olmsted to make or agree to make any increase in compensation, or take any other action with respect to employees, suppliers or customers, which is inconsistent with present policies and practices of Olmsted or with any other provisions of this Agreement;

          (j) Except as otherwise contemplated by this Agreement, Olmsted will not adopt or amend in any material respect any Olmsted Plan or Compensation Commitment;

          (k) Olmsted shall not enter into or approve any Olmsted
Agreement to which an Insider is a party;

          (l) Olmsted will not reorganize, restructure, recapitalize, liquidate or file a voluntary petition in bankruptcy; and

          (m) Olmsted will not agree, whether in writing or otherwise, to do any of the foregoing.

          6.6 Consents; Cooperation. Subject to the terms and conditions hereof, Olmsted and Acquiror will use their respective best efforts at their own expense:

               (i) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents of all third parties and governmental authorities, and make all filings and registrations with governmental authorities which are required on their respective parts for (A) the consummation of the transactions contemplated by this Agreement, (B) the ownership or leasing and operating after the Closing by the Acquiror of all its properties and (C) the conduct after the Closing by the Acquiror of its business and the business of Olmsted as conducted on the date hereof;

               (ii) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental authorities) challenging this Agreement or the transactions contemplated hereby and thereby; and

               (iii) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

Acquiror, on the one hand, and Olmsted, on the other hand, will, to the extent permitted by applicable requirements of law, supply each other with copies of all correspondence, filings or written communications between Acquiror, Olmsted or their respective representatives and any governmental authority or members of their respective staffs with respect to this Agreement and the transactions contemplated hereby and thereby.

          6.7 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, furnishing any audited Financial Statements required to be compiled and filed with the Securities and Exchange Commission); provided, however, that Acquiror shall not be required to take any such actions pursuant to this Section 6.7 if such actions would, in the sole judgment of Acquiror, have a material adverse effect on the business, condition (financial or otherwise) results of operations or prospects of Olmsted or of Acquiror.

          6.8 Interim Financial Statements. Olmsted statements of monthly operating results.

          6.9 Notification of Certain Matters. Between the date hereof and the Effective Time, Olmsted will give prompt notice in writing to Acquiror of: (i) any information that indicates that any representation and warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Effective Time, (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article 7 hereof,
(iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Olmsted Agreement. Olmsted will (x) promptly advise Acquiror of any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Olmsted, (y) confer on a regular and frequent basis with one or more designated representatives of Acquiror to report operational matters and to report the general status of ongoing operations, and (z) notify Acquiror of any emergency or other change in the normal course of business or in the operation of the properties of Olmsted and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any property of Olmsted, and will

keep Acquiror fully informed of such events and permit Acquiror's representatives access to all materials prepared in connection therewith.


                            ARTICLE 7

     CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGERCO

          The obligations of Acquiror and MergerCo to consummate the Closing and effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Acquiror and MergerCo as provided herein except as otherwise required by applicable law:

          7.1 Representations; Agreements; Covenants. Each of the representations of Olmsted contained in this Agreement shall be true and correct in all respects as of the date hereof and (having been deemed to have been made again at and as of the Closing) shall be true and correct in all material respects as of the Closing. Each obligation of Olmsted under this Agreement required to be performed by it at or prior to the Closing shall have been duly performed and complied with in all respects as of the Closing.

          7.2 Authorization of Merger, Consents. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Olmsted. Acquiror shall have received resolutions of Olmsted's Board of Directors and stockholders, certified by the Secretary of Olmsted, authorizing such actions. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby and all consents or waivers which are referred to in Schedule 4.4 hereto shall have been made or obtained.

          7.3 Absence of Litigation. No order, stay, judgment or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby. No action, suit or proceeding before any court or any governmental or regulatory body shall be pending (or threatened by any governmental or regulatory body), and no investigation by any governmental or regulatory body shall have been commenced (and be pending) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking material damages in connection therewith which Acquiror, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

          7.4 Dissenting Shareholders. The aggregate number of shares of Olmsted Stock covered by written demands for appraisal duly filed with Olmsted by dissenting shareholders in accordance with the Michigan Corporation Law shall not be entitled to receive in excess of 400,000 shares of Acquiror Common Stock prior to the Merger.

          7.5 Options, Etc. Acquiror shall have received assurances, satisfactory to it, that at and after the Closing there shall not exist any security, option, warrant, right, call, subscription, agreement, commitment, understanding or claim of any kind, fixed or contingent, that directly or indirectly calls for Olmsted to issue, deliver or sell, or to cause to be issued, delivered or sold, any shares of the capital stock of Olmsted, except for shares delivered pursuant to the Option, or obligating Olmsted to grant, extend or enter into any of the foregoing.

          7.6 Certificates.  Olmsted shall have furnished
Acquiror with such certificates of its officers and others as Acquiror may reasonably request to evidence compliance with the conditions set forth in this Article 7.

          7.7 Completion of a Versus Private Placement. The consummation of the Merger is subject to the fulfillment of the condition that Versus shall have raised, contingent upon the consummation of this merger, at least $4,500,000, net of commissions, from a private placement.

          7.8 Employment Agreement. Gary Gaisser shall have executed and delivered an Employment Agreement with Versus in form and substance satisfactory to the Board of Directors of Versus with a term of not less than six years.



                            ARTICLE 8

               CONDITIONS TO THE OBLIGATIONS OF OLMSTED

          The obligations of Olmsted to consummate the Closing and effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Olmsted as provided herein except as otherwise provided by law:

          8.1 Representations and Warranties; Agreements. Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all respects as of the date hereof and (having been deemed to have been made again at and as of the Closing) shall be true and correct in all material respects as of the Closing except for changes permitted by this Agreement and each of the obligations Acquiror required by this Agreement to be performed by it at or prior

to the Closing shall have been duly performed and complied with in all material respects as of the Closing.

          8.2 Authorization of the Merger; Consents. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and hereby, shall have been duly and validly taken by Acquiror and MergerCo. Olmsted shall have received resolutions of Acquiror's and MergerCo's Board of Directors and of its stockholders, each certified by the Secretary of Acquiror or MergerCo respectively, authorizing such actions.

          8.3 Stockholders' Approval.  The Stockholders of
Olmsted shall have approved of the Merger as required under applicable law.

          8.4 Absence of Litigation. No order, stay, judgment or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby.

           8.5 Certificates. Acquiror and MergerCo shall have furnished Olmsted with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by Olmsted.

          8.6 Completion of a Versus Private Placement. The consummation of the Merger is subject to the fulfillment of the condition that Versus shall have raised, contingent upon the consummation of this merger, at least $4,500,000, net of commissions, from a private placement.



                            ARTICLE 9

               TERMINATION:  ABANDONMENT OF MERGER

          9.1 Termination by Either Acquiror or Olmsted. This Agreement may be terminated and the Merger may be abandoned by action of either the Board of Directors of Acquiror or of Olmsted, before or after the approval of this Agreement by the stockholders of the Acquiror or Olmsted, if the Merger shall not have become effective prior to September 1, 1996 or such later date as shall have been approved by the Boards of Directors of both Acquiror and Olmsted.

          9.2 Termination by Acquiror. This Agreement may be terminated and the Merger may be abandoned at or prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Acquiror or Olmsted, by action of the Board of Directors of Acquiror, if

               (i) Acquiror shall have discovered any material error, misstatement or omission in any of the representations or warranties of Olmsted contained in this Agreement or Olmsted shall have otherwise breached any such representation or warranty, any such representation or warranty shall not be correct or accurate in all material respects at and as of the Closing Date with the same effect as if made at such time or Olmsted shall have failed to comply in any respect with any of the terms, covenants, conditions or agreements contained in this Agreement to be complied with or performed by Olmsted at or prior to the Closing; or

               (ii) there shall have been any material adverse change after September 30, 1995, in the financial condition, properties, businesses, results of operations or prospects of Olmsted, or any event shall have occurred which is likely to result in any such change.

          9.3 Termination by Olmsted. This Agreement may be terminated at or prior to the Closing, before or after the approval of this Agreement by the stockholders of the Acquiror or Olmsted, by action of the Board of Directors of Olmsted, if

               (i) Olmsted shall have discovered any material error, misstatement or omission in any of the representations or warranties of Acquiror contained herein or Acquiror shall have otherwise breached in any material respect any such representation or warranty, any such representation or warranty shall not be correct or accurate in all material respects at and as of the Closing with the same effect as if made at such time (with such exceptions as are permitted by Section 8.1) or Acquiror shall have failed to comply in any material respect with any of the terms, covenants, conditions or agreements contained in this Agreement to be complied with or performed by Acquiror at or prior to the Closing; or

               (ii) there shall have been any material adverse change after October 31, 1995 in the financial condition, properties, businesses, results of operations or prospects of Acquiror or any event shall have occurred which is likely to result in any such change.

          9.4 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Acquiror and Olmsted expressed by action of their respective Boards of Directors.


                           ARTICLE 10

                          MISCELLANEOUS

          10.1 Modification or Amendment. At any time prior to the Effective Time, the parties hereto may, by written agreement, make any modification or amendment of this Agreement approved by their respective Boards of Directors; provided, however, that the per share consideration to be received by holders of shares of Olmsted Stock in the Merger, as set forth in Article 2 hereof, shall not be amended or modified without the approval of such holders at any time after such holders have approved this Agreement. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

          10.2 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          10.3 Payment of Expenses. Whether or not the Merger shall be consummated, Acquiror shall pay all expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

          10.4 Survival. The agreements representations and warranties of the parties contained in Section 2.3 hereof shall survive the consummation of the Merger and the agreements of the parties contained in Section 10.3 hereof shall survive the termination of this Agreement.

          10.5 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          10.6 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by registered or certified mail, postage prepaid, as follows:

          If to Olmsted:

               Olmsted Engineering Co.
               2320 Aero Park Court
               Traverse City, MI  49686

          with a copy to:

               Rollert and MacNeal

               216 Cass Street
               P.O. Box 466
               Traverse City, MI  49685-0466
               ATT:  John A. MacNeal, Esq.

          If to Acquiror:

               Versus Technology, Inc.
               2320 Aero Park Court
               Traverse City, MI  49686

          with a copy to:

               Dillon, Bitar & Luther
               53 Maple Avenue
               P.O. Box 398
               Morristown, NJ  07963-0398
               ATT:  William F. Campbell, Esq.

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of three business days after the date so delivered or mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

          10.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

          10.8 Complete Agreement. This Agreement (including the Schedules and Appendices hereto) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

          10.9 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          10.10 Governing Law. This Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might be applicable under

principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

          10.11 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

          10.12 Certain Definitions.  For purposes of this
Agreement:

               (a) "best efforts" shall be deemed not to include any obligation on the part of any person to undertake any liabilities or perform any acts (except liabilities or performance, other than any best efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such person; provided, however, that notwithstanding the foregoing, the term "best efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with the transactions contemplated hereby;

               (b) "Material Adverse Effect" shall mean any change in, or effect on, the corporations (including the business thereof) which is, or with reasonable probability might be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the corporation;

               (c) "person" shall mean an individual,
corporation, partnership, association, trust or any other unincorporated organization or entity; and

               (d)     "best knowledge and belief" of a
corporation shall mean the actual and not implied knowledge of the members of the board of directors of the corporation.

          10.13 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

          10.14 Specific Performance. The Acquiror and Olmsted recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.


          IN WITNESS WHEREOF, Acquiror, MergerCo and Olmsted have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                              VERSUS TECHNOLOGY, INC.
                              (Acquiror)

                                       DEBRA A. BOYER
                              By:________________________________
                              Name:    Debra A. Boyer
                              Title:   Chief Financial Officer


                              Interact Incorporated
                              (MergerCo)

                                       GARY T. GAISSER
                              By:________________________________
                              Name:    Gary T. Gaisser
                              Title:   Chairman


                              OLMSTED ENGINEERING CO.
                              (Olmsted)

                                        HENRY TEMARVITZ
                              By:________________________________
                              Name:     Henry Temarvitz
                              Title:    President























                            Schedules

4.3          Agreements re:  Stock
4.4          Consents, Waivers, Filings
4.6          Undisclosed Liabilities
4.8          Written Responses by Attorneys to Audit Inquiries
4.9          Property Interests
               (a) Real Property
               (b) Other Tangible Property
4.11          Accounts receivable
4.12          Intellectual Property
4.13          Material Changes Since September 30, 1995
4.14          Insurance
4.15          Olmsted Agreements
4.17          Key Employees, Olmsted Plans and Compensation
                Commitments
4.18          Customers and Suppliers
4.20          Transactions with Insiders
[Certain information in schedules have been omitted pursuant to Item 2 of Instructions to Form 8-K and will be made available to the Commission Staff upon its request.]


































                           Schedule 4.3

                         [Listing of options]

                          Schedule 4.4


None

                          Schedule 4.6



     Olmsted and Gary T. Gaisser are parties to litigation pending in the Circuit Court for the County of Grand Traverse, Michigan, Civil Action No. 96-14861-CZ.

                          Schedule 4.8

[Listing of audit response letter and cross-reference to
 Schedule 4.6]

                          Schedule 4.9

     As a tenant, Olmsted presently leases its corporate offices and principal place of business, located at 2320 Aero Park Court, Traverse City, Michigan, on a month to month basis. Olmsted has signed a 5 year lease to become a tenant at a new location in Traverse City, on Cass Road. The building at the new location is not yet constructed. It is Olmsted's intent to remain at its current location until the building to be constructed at the new location is ready for occupancy.

     Olmsted has no other interests in real property.

                          Schedule 4.9(a)

      Olmsted has granted to NBD Bank, N.A. a security interest in all of Olmsted's assets to secure all obligations of Olmsted to said bank.

                            Schedule 4.9(b)

     Olmsted has granted to NBD Bank, N.A. a security interest in all of Olmsted's assets to secure all obligations of Olmsted to said bank.

                          Schedule 4.11

             [listing of open accounts receivable]

                            Schedule 4.12

            -   Olmsted has no patents or applications therefor

            - Olmsted is the owner of the trademarks "ACU.CARV R," and "The Moldmakers CAM Solutions TM." These are federally registered. Olmsted also owns "ACU.LINK TM," "ACU.CARV.ADS TM," and "ACU.TOOLS TM "

            - Olmsted claims copyright protection for all of its computer software programs. None of its copyrights is registered.

                          Schedule 4.13

     The compensation of Gary T. Gaisser for 1996 has been increased by a cash bonus of approximately $50,000.00, which partially compensates Mr. Gaisser for voluntary reductions in salary he took during prior years.

                          Schedule 4.14

                   [copies of insurance policies]

                          Schedule 4.15

                      [listing of contracts]

                         Schedule 4.17


(a)   Olmsted "Key Employees" are:

      Gary T. Gaisser - Chairman

      Henry Tenarvitz - President

      Gary Wittbrodt - Technical Director of Marketing

      Ed Schmitt - Vice President of Engineering

(b)   Olmsted maintains a Simplified Employee Pension Program
(SEP) with Merrill Lynch; a 1995 Goals and Incentive Plan; a Management Incentive Plan effective October 1, 1995; a 1996 Goals and Incentive Plan; and various employee welfare plans, such as a medical insurance plan, holiday and vacation plans, a funeral leave plan, personal sick day plan, severance pay, life insurance plan, dental insurance plan, and the like all as more fully described in the Olmsted Engineering Co. Personnel Policy Manual. It is Olmsted's intent to establish a consolidated, amended and restated Personnel Policy Manual to cover post-merger employee benefits, consistent with benefits applicable to all post-merger benefits of Versus employees.

(c) All other schedules attached to the Agreement and Plan of Merger are incorporated herein.

                         Schedule 4.18

                [listing of supplies and customers]

                         Schedule 4.20

1. The 5 year lease described in Schedule 4.9 is with a Michigan limited liability company of which Gary T. Gaisser is a principal member.

2. On May 23, 1996 Olmsted issued 7,500 shares of common stock to Henry Tenarvitz, 7,500 such shares to Gary T. Gaisser,
7,500 such shares to Ed Schmitt, and 7,500 such shares to Gary
Witbrodt.

3. Versus is currently a sub-tenant of Olmsted with respect to the office facilities used by Olmsted and Versus at 2320 Aero
Park Drive, Traverse City, Michigan.